Exhibit 5.1

November 19, 2020

Telos Corporation
19866 Ashburn Road
Ashburn, Virginia 20147

Ladies and Gentlemen:

We have acted as counsel to Telos Corporation, a Maryland corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission pursuant to Rule 462(b) under the Securities Act of 1933, as amended, relating to an underwritten public offering of up to 3,008,304 shares of the Company’s common stock, par value $0.001 per share, to be sold by the Company (the “Common Stock”), including Common Stock issuable upon the exercise of the underwriters’ option to purchase additional shares. The Registration Statement incorporates by reference the Registration Statement on Form S-1, as amended (File No. 333-249334), which was declared effective by the Securities and Exchange Commission on November 18, 2020 (the “Prior Registration Statement”), including the prospectus which forms a part of the Prior Registration Statement.

We have examined the Registration Statement, the Prior Registration Statement and such corporate records, certificates, and documents as we deemed necessary for the purpose of this opinion. We have relied as to certain factual matters on information obtained from public officials and officers of the Company. Based on that examination, we advise you that in our opinion the shares of Common Stock offered by the Company, when issued and sold under the circumstances contemplated in the Registration Statement, will be legally issued, fully paid, and non-assessable.

In expressing the opinion set forth herein, we have assumed that (i) all documents submitted to us as originals are authentic, (ii) all documents submitted to us as copies conform with the originals of those documents, (iii) all signatures on all documents submitted to us for examination are genuine, (iv) each natural person executing any such document is legally competent to do so, and (v) all public records reviewed by us or on our behalf are accurate and complete. We express no opinion with respect to the laws of, or the effect or applicability of the laws of, any jurisdiction other than, and our opinion expressed herein is limited to, the laws of the State of Maryland. The opinion expressed herein is limited to the matters expressly set forth in this letter and no other opinion should be inferred beyond the matters expressly stated.

We hereby consent to the use of our name under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

Miles & Stockbridge P.C.

By:	/s/ Christopher R. Johnson
Principal